Exhibit 10.1

MEC	Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1
Tel: (905) 726-7191
Fax: (905) 726-7448

February 29, 2008

PRIVATE AND CONFIDENTIAL

Mr. Ron Charles

10702 Art Street

Shadow Hills, CA

91040

Dear Ron:

Re:  Employment with Magna Entertainment Corp.

We wish to confirm your employment with Magna Entertainment Corp. (the “Corporation”) as follows:

1.                                       Position: As of January 7, 2008 (the “Start Date”), you are appointed Chief Operating Officer of Magna Entertainment Corp. reporting to the Chairman of the Board or his designee(s).  You will also continue to act as Executive Director of MEC California.

2.                                       Remuneration:  Your Base Salary shall be US $500,000 per annum (less statutorily required deductions) payable in accordance with the Corporation’s standard payroll practices.  Your base Salary will be paid to you retroactive to August 1, 2007, the date that you were named the Chair of the Corporation’s Executive Management Committee (less amounts paid to you under your previous employment arrangements with the Corporation)

3.                                       Discretionary Annual Bonus:  In addition to your Base Salary, you shall be eligible to receive a Discretionary Annual Bonus (inclusive of all entitlement to vacation pay, whether vacation is taken or not in any period and less the required withholding taxes and other statutory deductions) the amount to be determined and payment of which shall both be in the sole discretion of the Corporation and will be conditional on your performance and the financial performance of the Corporation.  Your Discretionary Annual Bonus, if any, shall be paid within three (3) months after December 31 of each year.

4.                                       2007 Annual Bonus:  Your 2007 Annual Bonus as set out in the Letter Agreement between yourself and the Corporation equal to one half of one per cent (0.5%) of the Earnings Before Interest, Income Tax, Depreciation and Amortization (“EBITDA” of Santa Anita Park and Golden Gate Fields for the 2007 fiscal year of the Corporation will be paid to you in the usual course.

5.                                       MEC Stock Options:  Subject to the express approval of the Compensation Committee of the Board of Directors of MEC and compliance with all applicable laws, MEC shall grant you as of your start date options to purchase 1,000,000 shares of Class A Subordinate Voting Stock of MEC at an exercise price per share which is equal to the greater of the closing trading price of the shares on the trading day immediately preceding the date that the options are granted and US$1.50.  Subject to the approval of the Compensation Committee, the options will have a term of ten (10) years from date of grant and will vest one-fifth on the date of grant and an additional one-fifth on each of the first four anniversaries of the date of grant.  The grant of options will be subject to you entering into a Stock Option Agreement with MEC in the standard form used by MEC from time to time for employee stock option grants under MEC’s Long-Term Incentive Plan.  Should your employment with the Corporation terminate, the term of your options shall be reduced as provided in the Stock Option Agreement referred to above.  Such options shall be subject to all other terms and conditions set forth in the Stock Option Agreement referred to above and/or in MEC’s Long-Term Incentive Plan.  Upon receipt of an executed copy of this Agreement, we will place this matter before the Compensation Committee of the Board of Directors of MEC at the earliest reasonable opportunity.

6.                                       Benefits:  During your employment by the Corporation, you will be entitled to:

(a)                                  participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time;

(b)                                 four (4) weeks vacation in respect of each completed twelve (12) month period of employment during the term of this agreement, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof; and

(c)                                  reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with MEC’s policies from time to time, but excluding automobile operating costs.

7.                                       Conditions for Continued Employment: It is acknowledged by you that as a condition of your continued employment you will comply in every respect with MEC’s Capital Expenditure Guidelines, Health, Safety and Environmental Policy, Code of Business Conduct and the MEC Insider Reporting and Trading Policy, as amended from time to time, together with such other policies that may be established by MEC and be in effect from time to time.

8.                                       Termination:  Your employment and this agreement, including all benefits provided for under this agreement, will terminate on:  (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation’s option, your disability for an aggregate of four (4) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability; (c) your death; or (d) your dismissal for cause or by reason of your breach of the terms of this agreement.

Otherwise, you or the Corporation may, at any time for any reason, terminate your employment and this agreement without cause by providing the other party with twelve (12) months prior written notice of intention to terminate.  Alternatively, the Corporation may elect to terminate your employment and this Agreement immediately by paying you a severance package equivalent to twelve (12) months’ Base Salary (less statutorily required deductions) in twelve (12) equal monthly instalments.  The Corporation may also terminate your employment and this agreement by providing you a combination of working notice and severance equivalent to the notice period described above.  If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 6(a), except for life and disability insurance benefit coverage, for a period of twelve (12) months at the same cost as if you were an active employee.  Your life and disability insurance benefit coverage shall be maintained for a period of not less than the period required by applicable statute.

In the event that you breach the provisions of paragraph 7, the payment of any further amounts under this agreement will immediately cease.  Further, the amount paid in each instalment will be offset by any income earned by you, during the period you are entitled to receive instalments, regardless of whether such income is earned from alternate or self-employment.

The termination provisions set forth above are inclusive of any and all statutory, common law and/or contractual entitlement to severance pay, notice of termination or pay in lieu thereof, salary, bonuses, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation (including, specifically, any preceding employment by the Corporation and its affiliated or associated Corporation and/or their respective predecessors, (all of the foregoing are hereinafter collectively referred to as the “MEC Group”)), and the termination of your employment and this agreement.

9.                                       Confidentiality:  You shall keep confidential at any time during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the MEC Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.  In addition, if requested at any time, you shall execute a separate form of Employee Confidentiality Agreement as a condition of your continued employment.

10.                                 Other Conditions:  You hereby acknowledge as reasonable, in terms of both scope and duration, and agree that you shall abide by the following terms and conditions:

i)                                         Technology, Know-How, Inventions, Patents:  That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the MEC Group shall be the exclusive property of the MEC Group and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

ii)                                      Confidentiality:  You shall keep confidential at all times during and after your employment, all information (including proprietary or confidential information)

about the business and affairs of, or belonging to, the Corporation or any member of the MEC Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.  In addition, if requested at any time, you shall immediately execute a separate form of Employee Confidentiality Agreement in the Corporation’s standard form as a condition of your continued employment.

iii)                                   Conflict of Interest:  You shall not engage in any business activities, either through yourself or through immediate family member(s), which may place you in an actual or apparent conflict of interest with your duty to act, at all times, in the best interests of the Corporation.

iv)                                  Non-Solicitation:  During the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, you shall not, directly or indirectly solicit, attempt to solicit or call upon any firm, person or company who is or was a customer or client of the Corporation or any member of the MEC Group or otherwise solicit, attempt to solicit, or communicate in any way with employees of the Corporation or any member of the MEC Group for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity.

10.                                 Severability: You acknowledge and agree that should any provision in this agreement be held to be invalid, void or unenforceable, it shall be declared separate and distinct, and the remaining provisions shall continue in full force and effect.

11.                                 Assignability: This agreement may be assigned by the Corporation in its sole discretion to any other member of the MEC Group without your prior consent.  Upon completion of such assignment, the Corporation shall be automatically released from any obligation, liability or responsibility under this agreement.

12.                                 Governing Law:  This Agreement and the legal relations hereby created between you and the Corporation shall be governed by and construed under the and in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

If the terms as set out in this agreement are acceptable to you, please sign and date three copies in the places indicated and return two fully signed copies to the attention of William Ford by March 7th, 2008, after which, if not so signed and returned, this agreement shall be withdrawn.  Upon execution by you, this agreement (i) replaces any prior written or oral employment agreement or other agreement concerning remuneration between you and the Corporation or any member of the MEC Group and (ii) will continue to apply to your employment in a similar or other capacity with the Corporation or any member of the MEC Group.

Yours very truly,

/s/ Frank Stronach
Frank Stronach
Chairman and Interim Chief Executive Officer

I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all the terms and conditions of my employment with Magna Entertainment Corp. (the “Corporation”) and that no other terms, conditions or representations other than those within this letter form part of this agreement  and confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would present or impair me in carrying out my duties and functions with the Corporation.  Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential, propriety or comes into the public domain.

I understand that in order to manage the employment relationship, it will be necessary for the Corporation to collect and use certain personal information about me, as well as my beneficiaries and dependents.  I grant my consent to the collection and use of this information, as well as to the disclosure of relevant personal information to employees, affiliates and agents of the Corporation where necessary for legitimate business reasons, including performance and attendance management, and administration of the Corporation’s compensation, employee benefit, profit sharing and retirement programs.

February 29, 2008	/s/ Ron Charles
Date	Ron Charles